Exhibit 107

Calculation of Filing Fee Tables

Form S-1/A

(Form Type)

QuasarEdge Acquisition Corp

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Title of Class of Security being registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees previously paid	Equity	Units, each consisting of one ordinary share, $0.0001 par value, and one right to receive one-fourth of one ordinary share(2)	11,500,000	$10.00	$115,000,000.00	0.0001381	$15,881.50
	Equity	Ordinary shares, $0.0001 par value, included as part of the units(3)	11,500,000	-	-	-	-	(4)
	Equity	Rights included as part of the units(3)	11,500,000	-	-	-	-	(4)
Fees to be paid	Equity	Ordinary shares underlying the rights included as part of units(3)	2,875,000	$10.00	$28,750,000	0.0001381	$3,970.38
Fees previously paid	Equity	Representative shares issued to the underwriter as compensation	230,000	$10.00	$2,300,000.00	0.0001381	$317.63
		Total Offering Amounts			$146,050,000		$20,169.51
		Total Fees Previously Paid					4,126.10
		Net Fee Due					$16,043.41

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Includes 11,500,000 units, consisting of 11,500,000 ordinary shares and 11,500,000 rights, which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any.
(3)	Pursuant to Rule 416 under the Securities Act, the securities being registered hereunder include such indeterminate number of additional ordinary shares as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(4)	No separate registration fee required pursuant to Rule 457(g) under the Securities Act of 1933, as amended.